UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2015

NUSTATE ENERGY HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-25753	87-04496677
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1201 Main Street Suite 1980

Columbia, So. Carolina 29201

(Address of principal executive offices, including zip code)

(803) 748-1390

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

SECTION 1 – Entry into a Material Definitive Agreement

On July 24, 2015 NSEH Board of Directors voted to enter into 2 separate Consulting Agreements per the recommendation of Kathleen Roberton, CEO.

July 27, 2015 NSEH signed a definitive Consulting Agreement with Enterprise Solutions LLC, i.e. Joseph Babiak. Enterprise Solutions LLC was awarded a total of 124,310,972 shares of Common Stock with 62,155,486 due at signing. The balance of shares are due thirty days from the time of signing.

July 28, 2015 NSEH signed a definitive consulting agreement with World Market Ventures LLC, i.e. Mr. Chad Curtis. World Market Ventures was awarded 122,273,087 shares of Restricted Common Stock of which 50,000,000 were due at the time of signing. The balance of shares are due thirty days from the time of signing.

Both consultants were retained for similar yet different talents that include: business development and general business consulting and advice related to product development, software and mobile applications, mobile concierge service, consumer based solutions, training manuals, technical support as well as introductions to consumers and businesses for the Company’s GPS technology and real-time technology products.

SECTION 5 – Corporate Governance and Management Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 24, 2015, our board of directors appointed Kathleen Roberton to serve as our President/Chief Executive Officer. Concurrently with this appointment, Kevin Yates acquiescent his position as Chief Executive Officer and will remain Chairman of the Board to oversee operations and sales development.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2015	NUSTATE ENERGY HOLDINGS, INC.

	By:	/s/ Kathleen Roberton
Kathleen Roberton
CEO/President

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